UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2007

Radian Group Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

(215) 231 - 1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

On July 29, 2007, Radian Group Inc. (“Radian”) concluded that a material charge for impairment of its investment in Credit-Based Asset Servicing and Securitization LLC (“C-BASS”), a less than 50% owned unconsolidated investment, was required under accounting principles generally accepted in the United States.

C-BASS is a mortgage investment and servicing company specializing in the credit risk of subprime single-family residential mortgages. Radian and MGIC Investment Corporation (“MGIC”) each own 46% of C-BASS, with the remaining interests owned by management of C-BASS. As previously disclosed, on February 6, 2007, we agreed to merge with MGIC, subject to the terms and conditions of the merger agreement. Since this announcement, both we and MGIC have been actively engaged in soliciting offers to purchase one or both of our interests in C-BASS.

Radian’s investment in C-BASS consists of approximately $468 million of equity as of June 30, 2007 and $50 million under an unsecured credit facility provided to C-BASS on July 19th and which C-BASS drew fully upon on July 20th and 23rd. MGIC also provided C-BASS with an unsecured credit facility in the same amount, which has been fully drawn. At June 30, 2007, on a pro forma basis reflecting the amounts drawn under our facility with C-BASS, Radian’s investment in C-BASS was approximately $518 million.

Since February 2007, the market for subprime mortgages has experienced significant turmoil, with market dislocations accelerating to unprecedented levels beginning in mid-July 2007. C-BASS reported a loss of $14.7 million in the first quarter of 2007 before returning to profitability in the second quarter as credit spreads briefly stabilized before widening dramatically again in July.

During the five month period from February 1, 2007 through June 30, 2007, C-BASS paid approximately $290.3 million to satisfy lenders’ margin calls on loans to C-BASS. From July 1st though July 29th, C-BASS received an additional $362.7 million in margin calls, most of which (approximately $200 million) was called on July 26th and July 27th. As of the close of business on July 27th, we understand that C-BASS had paid only $263.5 million of the $362.7 million in outstanding margin calls.

Since February 2007, a number of qualified buyers have shown a strong interest in C-BASS, and both we and MGIC have received multiple preliminary bids above C-BASS’s book value. Due diligence was ongoing until July 29th when the increase in margin calls over the prior few days significantly jeopardized C-BASS’s liquidity position, resulting in a withdrawal of all interested buyers at that time. Giving consideration to C-BASS’s inability to meet the accelerating amount of margin calls they were receiving, as well as the withdrawal of any potential buyers at the time, Radian concluded on July 29, 2007 that a material charge for impairment of its interest in C-BASS was required.

Radian has not yet determined an estimate of the amount or range of amounts of the potential impairment, although the impairment charge could be our entire investment in C-BASS. Following our impairment determination, C-BASS faced significant additional margin calls and its liquidity position has continued to deteriorate. C-BASS is continuing to explore opportunities to secure its liquidity position, although it is uncertain to us at this point whether this will be possible or on what terms such liquidity will be obtained. We do not currently anticipate any future cash expenditures associated with the impairment charge. The net impact to Radian of the impairment charge will include any associated tax benefit.

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All statements made in this report that address events or developments that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events and include, but are not limited to, statements about Radian’s expectations regarding the impairment charge referenced in the report. The forward-looking statements are subject to risks and uncertainties, including the following: changes in the market for subprime mortgages and the amount, timing and severity of market dislocations occurring in the subprime market; the amount, timing and severity of future margin calls that C-BASS may receive; C-BASS’s ability to obtain sufficient and timely financing to support its liquidity position; and the ability of Radian and MGIC to sell part or all of their interests in C-BASS and the amount that may be received in connection with any such sale. Additional factors that may affect Radian’s prospects as a whole are set forth in the risk factors detailed in Part I, Item 1A of Radian’s annual report on Form 10-K for the year ended December 31, 2006 and in the joint proxy statement/prospectus for our 2007 annual meeting. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date:	August 2, 2007	By:	/s/ Edward J. Hoffman
Edward J. Hoffman
Vice President, Securities Counsel